Exhibit 99.1

FOURTH ADDENDUM TO APPENDIX A OF
FOURTH AMENDED AND RESTATED SERVICE AGREEMENT

This Fourth Addendum to Appendix A of that certain Fourth Amended and Restated Service Agreement (the "Addendum") is entered into as of this 31st day of October, 2022, by and between Comenity Bank (“Bank”), a Delaware state bank, with its principal place of business at One Righter Parkway, Suite 100, Wilmington, Delaware 19803 and Comenity Servicing LLC (“Servicer”), a Texas Limited Liability Company with its principal place of business at 3095 Loyalty Circle, Columbus Ohio 43219.

RECITALS

WHEREAS, Bank and Servicer entered into that certain Fourth Amended and Restated Service Agreement as of June 1, 2022 (the “Agreement”) to outsource certain services to Servicer; and

WHEREAS, Bank and Servicer desire to modify certain Performance Standards set forth in Exhibit A to the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and Servicer agree as follows:

1.     Performance Standards. Bank and Servicer agree to amend the Performance Standards set forth in Appendix A to the Agreement, such that certain Performance Standard is hereby amended, as set forth in further detail in Exhibit A hereto.

2.     Effective Date:  The amendments to the Performance Standards, as set forth in Exhibit A hereto, shall be effective as of the first day of the month following the month in which this Addendum is executed.

3.     Miscellaneous.  Capitalized terms not otherwise defined in this Addendum shall have the meanings assigned to them in the Agreement.  Other than as set forth above and in Exhibit A hereto, the parties agree that the Agreement, as amended by this Addendum, shall continue in full force and effect. The parties may execute this Addendum in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

Fourth Addendum to Appendix A of
Fourth Amended and Restated Service Agreement
Comenity Servicing LLC / Comenity Bank

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their authorized officers effective as of the date first written above.

Comenity Bank

By: /s/ Baron Schlachter
Name: Baron Schlachter
Title: Comenity Bank President

Comenity Servicing LLC

By:  /s/ Tammy M. McConnaughey
Name: Tammy M. McConnaughey
Title: EVP, Credit Operations and Credit Risk

Fourth Addendum to Appendix A of
Fourth Amended and Restated Service Agreement
Comenity Servicing LLC / Comenity Bank

EXHIBIT A

1.	Amendments. Set forth below are revisions to existing Performance Standards, all of which shall be incorporated into Appendix A to the Agreement.

Service	Performance Standard	Measuring Period	Amended/ Added
Data Processing
• Manage all aspects of processing platform(s), including day to day operation, backups and maintenance, and disaster recovery
• Provide a 24 X 7 control center/help desk facility to monitor and manage data processing operations on behalf of Bank
• Ensure availability of the Enterprise Data Warehouse (“EDW”). The EDW is used to compile and store all data generated as part of operations of the bank.
	N/A	N/A	Amended Service Description
Data Processing
• Manage all aspects of processing platform(s), including day to day operation, backups and maintenance, and disaster recovery
• Provide a 24 X 7 control center/help desk facility to monitor and manage data processing operations on behalf of Bank
• Ensure availability of the Enterprise Data Warehouse (“EDW”). The EDW is used to compile and store all data generated as part of operations of the bank.
	Deliver EDW data and make it available for consumption on the required contractual source file frequency within forty eight (48) hours.	M	Amended

Fourth Addendum to Appendix A of
Fourth Amended and Restated Service Agreement
Comenity Servicing LLC / Comenity Bank